UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 3, 2006

                              BODISEN BIOTECH, INC.
             (Exact name of registrant as specified in its charter)

 DELAWARE                               333-99101             98-0381367
 (State or other jurisdiction           (Commission           (IRS Employer
 of incorporation)                      File Number)        Identification No.)

 North Part of Xinquia Road, Yang Ling Agricultural High-Tech
 Industries Demonstration Zone, Yang Ling, People's Republic
                      of China                                       712100
   (Address of principal executive offices)                        (Zip Code)

                                 86-29-87074957
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.

On February 3, 2006, Bodisen Biotech, Inc. (the "Company") entered into a placing agreement (the "Placing Agreement") with Charles Stanley Securities ("Charles Stanley) relating to the sale of up to 1,643,836 shares of the Company's common stock. Pursuant to the Placing Agreement, Charles Stanley has agreed to use its reasonable effort to sell all such shares of common stock at a price of 730 pence (approximately US$12.99) per share, resulting in gross proceeds of approximately 12 million British pounds sterling (approximately US$21,360,000). It is anticipated that the Company will receive approximately approximately 10.6 million British pounds sterling (approximately US$18,868,000). The number of shares being placed would represent less than 10% of the total outstanding shares of the Company's common stock to be outstanding following the placement. Prior to the placement, there were approximately 16,121,000 shares of the Company's common stock outstanding.

It is anticipated that the net proceeds of the offering will be used for the construction of two new manufacturing facilities in Xinjian and Helongjiang (North West and North East China), to increase the Company's general sales and marketing activities, as well as adding to the available working capital.

In connection with the placement, the Company's shares would be admitted to trading on the AIM Market of the London Stock Exchange. The Company's shares will continue to be listed on the American Stock Exchange.




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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BODISEN BIOTECH, INC.



Date:  February 3, 2005                 /s/Qiong Wang,
                                        --------------
                                        Qiong Wang,
                                        Chief Executive Officer


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